                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          John R. Lowther
                  (614) 464-5052

STATE AUTOMOBILE MUTUAL INSURANCE CO. (STATE AUTO MUTUAL) ISSUED THE FOLLOWING STATEMENT IN CONNECTION WITH THE PROPOSAL MADE LATE THURSDAY BY GREGORY M.
SHEPARD:

Management's preliminary examination of the proposal issued by Mr. Shepard, a minority shareholder in State Auto Financial Corp., indicates the following:

     - The merger Mr. Shepard proposes would be with a yet-to-be-formed shell mutual insurance company that would not engage in the business of writing insurance policies, and would exist solely to create an entity for this transaction.

     - Mr. Shepard's proposal would be financed entirely with resources of State Auto Mutual, by requiring that State Auto Mutual borrow $400 million to complete the transaction. No additional resources or financial strength would be brought to State Auto, and this debt-laden transaction could be expected to reduce State Auto Mutual's financial surplus.

     - The proposed transaction does not expand State Auto Mutual's insurance markets or business opportunities.

State Auto Mutual will continue its examination of the proposal, which will be considered as required by law by the State Auto Mutual Board at a special meeting expected to be held next week.